UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 7, 2016

AMERICANN, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54231	27-4336843
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

3200 Brighton Blvd., Unit 144
                    Denver, CO 80216
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (303) 862-9000

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02     Unregistered Sale of Equity Securities.

On November 7, 2016, we accepted subscriptions for $2,000,000 in equity financing through the sale of 2,000,000 Units at a price of $1.00 per Unit. The Units were sold in a private offering to a group of accredited investors. Each Unit consists of one share of our common stock and one Series I Warrant. Each Series I Warrant allows the Holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020.

The offering will provide the company with $2,000,000 in gross proceeds and the potential for an additional $6,000,000 in proceeds with the exercise of the Series I Warrants.

The proceeds from the placement will be utilized for the Company’s Massachusetts Medical Cannabis Center (the “MMCC”) development, to pursue new opportunities in California, Pennsylvania, Florida and other states, and general corporate purposes.

The issuance and sale of the shares and the warrants was made in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D of the Securities and Exchange Commission. The issuance and sale of the shares and the warrants was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investor in connection with the offering. We paid commissions of $190,500 in connection with the sale of these securities.

GVC Capital was a non-exclusive placement agent on the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2016.

AMERICANN, INC.

By: /s/Timothy Keogh
Timothy Keogh, Chief Executive Officer